Exhibit 10.2
August 12, 2010
Mr. Martin L. Orlowsky
714 Green Valley Road
Greensboro, NC 27408
Dear Martin:
We understand that your retirement from Lorillard, Inc. (the “Company”) will be effective December 31, 2010 upon the expiration of the Amended and Restated Employment Agreement, by and between you and the Company and dated as of December 19, 2008 (the “Employment Agreement”). This letter sets forth the terms and conditions under which you will cease serving as the Company’s President and Chief Executive Officer and will provide consulting services to the board of directors of the Company (the “Board”), in order that the Company may continue to benefit from your knowledge and extensive experience in the tobacco industry and in the management and leadership of the Company and its businesses, products and customers. For the avoidance of doubt, except for the change in your title described herein, your Employment Agreement, including the compensation and benefits thereunder, will continue in full force and effect through December 31, 2010.
1. Succession; Effect on Other Positions. Except as may otherwise be requested by the Board, at the close of business on the date immediately preceding the date of the commencement of a new President and Chief Executive Officer of the Company (expected to be on or about September 13, 2010,) you will no longer hold the title of President and Chief Executive Officer of the Company and will serve the Company, in an executive capacity, as Chairman of the Board through December 31, 2010. At the close of business on December 31, 2010, you will cease serving as Chairman of the Board and as an employee of the Company in all positions (“Retirement”). If, as of your Retirement, you are a member of the Board or the board of directors of any of the Company’s subsidiaries, or hold any other position with the Company or its subsidiaries, you will be deemed to have resigned from all such positions as of the date of your Retirement. You agree to execute such documents and take such other actions as the Company may request to reflect such resignations.
2. Consulting Period. Your service as a consultant to the Board pursuant to this letter will commence on January 1, 2011 (the “Effective Date”) and will terminate on the second anniversary of the Effective Date, subject to your continued compliance with this letter, including the Restrictive Covenants (as defined in Section 6 below) (the “Consulting Period”).

Mr. Martin L. Orlowsky
August 12, 2010

3. Services; Time Commitment.
(a) Services. During the Consulting Period, you will serve as a consultant and advisor to the Company and the Board and will provide services as may be reasonably requested by the Board or the Chief Executive Officer from time to time (the “Services”).
(b) Time Commitment. During the Consulting Period, you will (i) dedicate the amount of your business time and attention which you deem reasonably necessary to perform the Services, (ii) perform the Services at such locations as you reasonably deem appropriate, (iii) use your reasonable best efforts to promote the best interests of the Company, and (iv) perform the Services diligently and consistently with the requirements set forth in this letter. Notwithstanding the foregoing, it is the intent of the Board and you, and the Board and you agree to use reasonable efforts to ensure, that the amount of your Services will not exceed twenty percent of the average level of services that you performed (whether as an employee or an independent contractor of the Company) over the thirty-six-month period immediately preceding the Effective Date, consistent with the intent that your Retirement with the Company (and its subsidiaries) constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
4. Fees for Services and Related Matters.
(a) Fees for Services. During the Consulting Period, the Company will pay you an annual consulting fee of $500,000 (the “Consulting Fee”), payable in arrears, in equal monthly installments on the first day of each calendar month (or the following business day).
(b) Continued Vesting of Outstanding Equity Awards. Except as provided below, effective as of your Retirement, you will be treated as a terminated employee and having incurred a “separation from service,” as defined under Section 409A of the Code, for purposes of all of the employee benefit plans of the Company and its subsidiaries. However, solely with respect to your unvested stock appreciation rights, stock options and restricted stock awards (both time based and performance based) that were granted under the Company’s equity plans and are outstanding as of your Retirement, (i) each such stock appreciation right and stock option will continue to vest in accordance with its applicable vesting schedule as if you were an employee during the Consulting Period and thereafter through the applicable vesting date, and (ii) each such restricted stock award will continue to vest in accordance with its applicable vesting schedule as if you were an employee during the Consulting Period and any unvested restricted stock awards as of December 31, 2012 will vest immediately on such date. In the case of each of clauses (i) and (ii) above, the vesting is subject to your continued compliance with this letter during the Consulting Period, including the Restrictive Covenants, and, in the case of stock options and stock appreciation rights that vest after the end of the Consulting Period, continued compliance with the Restrictive Covenants through the applicable vesting date. Stock options and stock appreciation rights, whether vested as of the date of your Retirement or due to the continued vesting provisions of this Section 4(b), will continue to be exercisable by you until the expiration of the original full term.

Mr. Martin L. Orlowsky
August 12, 2010

(c) Reimbursement of Expenses. The Company will, upon submission of appropriate documentation and subject to the requirements of Section 7 hereof, reimburse you for your reasonable business expenses, including, without limitation, airfares, and telecommunication expenses, incurred by you during the Consulting Period in connection with the performance of your duties hereunder in accordance with the Company’s policies and procedures in effect from time to time with respect to its vendors. You will bear all of your other expenses.
(d) Sole Consideration. Except as specifically provided herein, you will be entitled to no compensation or benefits from the Company with respect to the Services, will not be eligible to participate in any employee benefit plans of the Company and its subsidiaries and will not be credited with service for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Company or its subsidiaries.
(e) Clawback. You acknowledge and agree that all incentive compensation earned or paid to you, including, without limitation, all equity awards earned and/or granted to you prior to the date of your Retirement, are and will continue to be subject to the terms and conditions of the Company’s clawback policy adopted by the Board, as amended from time to time.
5. Independent Contractor Relationship.
(a) Status as an Independent Contractor. In providing your Services, you are acting solely as an independent contractor, not as an employee, agent or joint venturer of the Company, and, except with respect to your equity awards, you will not be entitled to any benefits provided to employees of the Company or any of its subsidiaries. The Company will not exercise general supervision or control over the time, place or manner in which you provide the Services. You acknowledge and agree that you are solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fee or other remuneration payable hereunder other than the equity awards which will be subject to any reporting and withholding as required by applicable law, and under no circumstances whatsoever, including without limitation, for the purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act and Federal and state income tax withholding, will you be deemed an employee of the Company. You will have no authority to sign any document or extend any credit on behalf of the Company or to bind the Company in any way.
(b) No Restrictions. You represent and warrant that you are able to enter into this letter and that your ability to enter into this letter and to fully perform the Services contemplated hereunder is not limited to or restricted by any agreements or understandings between you and any other person or restricted or prohibited by applicable law.

Mr. Martin L. Orlowsky
August 12, 2010

(c) Non-Exclusive Services. The Company acknowledges that you are not prohibited by this letter from obtaining employment with or otherwise providing services to another entity during the Consulting Period, provided that, (i) such other employment or services do not interfere with your ability to perform the Services under this letter and (ii) such other employment or services are not prohibited by the Restrictive Covenants.
6. Restrictive Covenants.
(a) You agree that you are subject to the restrictive covenants as provided under Sections 10 through 12 of your Employment Agreement (“Restrictive Covenants”) which survive your Retirement and the expiration of your Employment Agreement; provided, however, that you agree that the Restrictive Covenants under Sections 11 and 12 of your Employment Agreement will apply for the duration of the Consulting Period and for the three year period following the end of the Consulting Period.
(b) In addition to the Restrictive Covenants, you acknowledge and agree that, during the Consulting Period and at any time thereafter, you will hold in confidence all confidential and/or proprietary information, knowledge, know-how, trade secrets, and similar matters and property of the Company, and will not directly or indirectly disclose or make use of any such confidential information. In addition, you agree that upon your cessation of the Consulting Period for any reason, you will provide to the Company all documents, papers, files or other material in your possession and under your control that are connected with or derived from your services to the Company under your Employment Agreement or this letter.
(c) You agree that the restrictions provided in this Section 6, including the Restrictive Covenants (as modified by Section 6(a) hereof), are reasonable in their time, territory and scope, and acknowledge that the Company would be irreparably injured by a violation of the terms of any such covenants. You agree that the remedies at law for any breach of this letter by you would be inadequate and that in the event of any such breach the Company will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this letter in any court which may have competent jurisdiction over the matter in dispute.
7. Section 409A. This letter is intended to comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto or an exception to Section 409A of the Code. For purposes of compliance with Section 409A of the Code, each payment of compensation under this letter will be treated as a separate payment of compensation, and in no event may you, directly or indirectly, designate the calendar year of any payment under this letter. All reimbursements provided under this letter will be provided in accordance with the requirements of Section 409A of the Code, including, that (a) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement will not be subject to liquidation or exchange for another benefit.

Mr. Martin L. Orlowsky
August 12, 2010

8. Miscellaneous.
(a) Amendment. This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b) Successor. This letter is personal to you and without the prior written consent of the Company will not be assignable by you. This letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. This letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this letter, “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this letter by operation of law, or otherwise.
(c) Headings. The headings in this letter are for convenience of reference only and do not affect the interpretation of this letter.
(d) Notices. Any notice required or permitted to be given under this letter will be deemed properly given in writing and if mailed by registered or certified, postage prepaid with return receipt requested, to the business address of the Company, to the attention of the Senior Vice President, Legal and External Affairs, General Counsel and Secretary, and to your residence address, or to such other address as a party is directed pursuant to written notice from the other party.
(e) Severability. The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision of this letter, and this letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
(f) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this letter by any other party, or of compliance with any condition or provision of this letter to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
(g) Entire Agreement. Except as provided herein, from and after the Effective Date, this letter will supersede any other agreement or understanding between the parties with respect to the subject hereof, including but not limited to your Employment Agreement. For the avoidance of doubt, this letter does not supersede or otherwise affect Sections 10 through 15 of the Employment Agreement, which survive your Retirement and will remain in effect in accordance with the terms of the Employment Agreement, as amended by this letter, or the rights with respect to the supplemental retirement benefits set forth in Section 5(b) of the Employment Agreement, which will be paid in accordance with the terms of the Employment Agreement.

Mr. Martin L. Orlowsky
August 12, 2010

(h) Governing Law. This letter will be governed by, and construed under and in accordance with, the internal laws of the State of North Carolina, without reference to rules relating to conflicts of laws.
(i) Counterparts. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
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Mr. Martin L. Orlowsky
August 12, 2010

If this letter correctly sets forth our agreement, please return a signed copy of this letter to the Company.

Sincerely, LORILLARD, INC.
By:	/s/ Ronald S. Milstein
Ronald S. Milstein
Senior Vice President, Legal and External Affairs, General Counsel and Secretary

Accepted and agreed to this 12th day of August, 2010.
/s/ Martin L. Orlowsky
Martin L. Orlowsky